October 13, 1997

Scott Mednick
Scott Mednick & Associates, Inc.
8000 Sunset Blvd., Ste. B-310
Los Angeles, CA 90046

Re:	Amendment to Lease between Scott Mednick & Associates and 8000 Sunset Blvd.

Dear Mr. Mednick:

          Enclosed please find, for your files, an original executed first amendment to lease, and originals of two subordination agreements. We will forward the third subordination agreement relating to the storage lease when it has been executed by The Long-Term Credit Bank. Please let me know if you have any questions.

Very truly yours, Linda K. Stanwood General Counsel

LKS:ltb
Enclosures

cc:	Christopher Tesar, Esq. (w/enclosures) Tom Arai (w/enclosures) Tom Miller (w/o enclosures) Tom Rau (w/enclosures) Connie Hall (w/enclosures) Tom Olson (w/enclosures) Yasuo Tanaka (w/o enclosures)

FIRST AMENDMENT TO
SHOPPING CENTER LEASE

          This First Amendment to Shopping Center Lease (“Amendment”) is entered into as of the 14th day of August, 19997, by and between 8000 SUNSET, LTD., a California limited partnership (“Landlord”) and SCOTT MEDNICK & ASSOCIATES, INC., a California corporation, doing business as THINK NEW IDEAS, INC. (“Tenant”).

R E C I T A L S

          WHEREAS, Landlord and Tenant are parties to that certain Shopping Center Lease dated December 1, 1996 (the “Lease”) whereby Landlord leased to Tenant those certain premises in that certain shopping center located at 8000 Sunset Boulevard, Los Angeles, California (the “Shopping Center”) commonly known as Suite B310 and more particularly described in the Lease (the “Demised Premises”);

          WHEREAS, Tenant has exercised the expansion option described in Section 25.7 of the Lease and Landlord and Tenant desire to amend the Lease to provide for, among other things, the expansion of the Demised Premises, a revision of the Minimum Rent, increased employee parking, and a tenant improvement allowance for the expansion area; and

          WHEREAS, Tenant desires to place a satellite dish upon the roof of the Shopping Center and Landlord is willing to permit the satellite dish under the terms and conditions set forth herein,

          NOW THEREFORE, in consideration of the mutual covenants of the parties hereto, and other good and valuable consideration, receipt whereof is acknowledged, the parties hereto agree as follows:

           1.     Expansion Area.

                      a.      Section 1.1(f) of the Lease is hereby deleted and a new Section 1.1(f) is substituted to add to the Lease the expansion area shown on Exhibit “K” of the Lease (the “Expansion Area”) as follows:

“(f)	Premises:	15,491 useable square feet, such Premises being shown and outlined on the plans attached hereto as Exhibit “B” and Exhibit “K” and being part of the 8000 Sunset Boulevard Shopping Center described on Exhibit “A” (the “Shopping Center”).”

                      b.      From and after the Expansion Area Commencement Date (as defined below) all references to “Premises” in the Lease (other than Exhibit “C”, the Work Letter Agreement, except to the extent provided in Section 5 hereof) shall refer to the Demised Premises and the Expansion Area.

           2.      Satellite Dish. A new Section 2.3 is hereby added to the Lease as follows:

“2.3 Satellite Dish. Landlord hereby grants Tenant the non-exclusive right to place a satellite dish on the exterior portion of the roof above the Expansion Area at the location shown on Exhibit “L” hereto for use by Tenant provided that (i) Tenant shall, at its sole cost and expense, repair any damage to the roof caused by the installation or operation of the satellite dish, (ii) the plans and specifications for the satellite dish and its installation shall be subject to Landlord’s prior written approval, the giving or withholding of such approval to be within Landlord’s reasonable discretion, (iii) Tenant shall indemnify, defend, protect and hold harmless Landlord and each of the other Shopping Center tenants from and against any and all liabilities, damages, actions, proceedings, claims, losses, obligations, costs and expenses arising from or related to the installation, existence or operation of the satellite dish, and (iv) Tenant shall pay to Landlord a use fee of Forty-One and 67/100 Dollars ($41.67) per month for every month during the term of this Lease in which the satellite dish is located on the roof. Tenant shall, at its own expense, obtain all necessary permits, approvals or clearances required by any governmental body or agency for the placement or use of the satellite dish and will comply, at its own expense, with all rules ordinances, statutes, conditions and requirements with respect to the use and placement of the satellite dish. Tenant may remove the satellite dish at any time and, if requested by Landlord, Tenant shall remove the satellite dish at the expiration or termination of this Lease and shall, at its own expense, make all repairs to the roof required to return the roof to its original condition prior to the installation of the satellite dish and, preserve any existing warranty relating to the condition of the roof. Landlord shall not be liable to Tenant for damages in event that Tenant is prohibited or restricted from installing or operating the satellite dish by any governmental body or agency nor shall Tenant be entitled to any reduction of Rent (other than the use fee as provided above) as a result thereof.”

           3.     Rent.

                      a.      The following subsection (iv) is hereby added to Section 4.1(a) of the Lease:

“(iv) The Expansion Area Commencement Date shall be sixty (60) days after the Landlord delivers the Expansion Area in its “AS IS” condition to the Tenant. Promptly following the delivery of the Expansion Area, Tenant shall acknowledge the Expansion Area Commencement Date in a letter executed by Tenant and delivered to Landlord.”

                      b.      Effective as of the Expansion Area Commencement Date, the amount of Initial Minimum Rent shall be increased to Three Hundred Seventy-One Thousand Seven Hundred Eighty-Four Dollars ($371,784). The Minimum Rent for the fourth, fifth and sixth Lease years shall be increased to Four Hundred Eight Thousand Nine Hundred Sixty-Two Dollars ($408,962) per year. The Minimum Rent for the seventh, eighth, ninth and tenth Lease years shall be increased to Four Hundred Sixty-Four Thousand Seven Hundred Thirty Dollars ($464,730) per year.

           4.      Parking. The number of Tenant’s employees permitted to utilize parking spaces at the Shopping Center or an adjacent facility pursuant to Section 5.3(c) of the Lease shall be increased to sixty-three (63).

      5.       Tenant Improvements.

                      a.      Landlord hereby grants to Tenant a tenant improvement allowance of a maximum of Thirty-Four Thousand Five Hundred Eighty Dollars ($34,580) which shall be used only for the construction of tenant improvements to the Expansion Area.

                      b.      The provisions of the Work Letter Agreement, Exhibit “C” to the Lease, shall govern the payment of the tenant improvement allowance and the construction of the tenant improvements to Expansion Area, with the following changes:

(i) All references to Landlord’s Work shall not apply. All work on the Expansion Area shall be Tenant’s Work. Prior to delivery of the Expansion Area, Landlord shall remove the items listed on Exhibit “N” attached hereto.

(ii) All references to the date of execution of the Lease shall be deemed to refer to the date of delivery of the Expansion Area to Tenant in its “AS IS” condition as set out in Section 7 below.

(iii) The amount of tenant improvement allowance provided under Section 3.1 of the Work Letter Agreement shall be the amount stated in Section 5.a of this Amendment.

(iv) Sections 3.2.1(g) and Section 3.3 shall not apply to the tenant improvement allowance for the Expansion Area improvements.

(v) The supervisorial fee referred to in Section 5.1 shall be One Thousand Four Hundred Seventy Dollars ($1,470) for the Expansion Area improvements.

                                      The provisions of Exhibit “C” shall continue to apply, unaffected by this Agreement to the tenant improvements to the Demised Premises.

           6.      The Guarantor’s and Lenders’ Consent. Notwithstanding any provision of this Amendment to the contrary, the obligation of Landlord under this Amendment shall be expressly conditional upon delivery to Landlord on or before August 30, 1997 of (a) that certain consent in the form Exhibit “M” attached hereto, executed by Think New Ideas, Inc. (the “Guarantor”), (b) reasonable evidence that such execution and delivery of such consent by the Guarantor is fully executed and authorized, and (c) the consent of Landlord’s lender to the Amendment.

           7.      Delivery of Expansion Space. As provided in Section 25.7 of the Lease, Landlord shall have six (6) months from the date of this Amendment first above written to deliver the Expansion Area in its “AS-IS” condition to Tenant.

           8.      Full Force and Effect. Except as may otherwise expressly provided in this Amendment, the Lease shall remain in full force and effect and unmodified; provided, however, that any inconsistency between this Amendment and the Lease shall be governed and controlled by this Amendment.

           9.      Capitalized Terms. Except as may be otherwise expressly provided in this Amendment, the capitalized and defined terms and definitions used in this Amendment shall have the same meaning ascribed to them in the Lease.

           10.      Authority. Each individual executing this Amendment on behalf of Tenant hereby covenants and warrants that (a) Tenant is a duly authorized and existing corporation in accordance with the laws of the State of California, (b) Tenant has and is qualified to do business in the state in which the Premises is situated, (c) the corporation has full right and authority to enter into this Amendment, and (d) the person signing on behalf of the corporation is authorized to do so. Each individual executing this Amendment on behalf of Landlord hereby covenants and warrants that (a) Landlord is a duly authorized and existing limited partnership in accordance with the laws of the State of California, (b) Landlord has and is qualified to do business in the state in which the Premises is situated, (c) the partnership has full right and authority to enter into this Amendment, and (d) each person signing on behalf of the partnership is authorized to do so.

           11.      Counterparts. This Amendment may be executed in one or more identical counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

           12.      Brokers. Landlord and Tenant each hereby represent and warrant to the other party that no broker or finder other than the Landlord’s Broker and Tenant’s Broker listed in the Lease has been engaged by it in connection with this transaction, and no brokerage commission, finder’s fee or other similar compensation of any kind is due or owing to any person or entity other than the Landlord’s Broker and Tenant’s Broker listed in the Lease in connection with the transaction contemplated by this Amendment. Landlord and Tenant shall indemnify, defend, protect and hold the other party harmless from and against any and all claims, losses, obligations, liabilities, costs, expenses or damages of any kind or nature (including, without limitation, reasonable attorneys’ fees) arising out of or relating to the claim of any broker, agent, finder or similar person by reason of its conduct in connection with the transactions contemplated by this Amendment.

“Landlord”

8000 SUNSET, LTD., A California Limited
Partnership

By: 8000 Investment Corporation
Its: General partner

By:
          Name:
          Title:

“Tenant”

SCOTT MEDNICK & ASSOCIATES, INC.,
a California corporation, doing business as
THINK NEW IDEAS, INC.

By:

Its:

EXHIBIT “L”

SATELLITE DISH

HANDICAP ELEV. ACCESS TO ALL LEVELS
SUNSET BOULEVARD
SIDEWALK
BUZZ COFFEE
VIRGIN MEGASTORE
STAIRS DOWN
OUTDOOR
SEATING
SEATING
ESCALATORS
WOLFGANG PUCK CAFE
OUTDOOR
PLAZA
PLAZA
FREIGHT ELEV.
STAIR #12
STAIR #13
LAUREL AVENUE
ELECT./TEL. ROOM
ELEVATORS TO PARKING
ELECT./TEL. ROOM
CRESCENT HEIGHTS BOULEVARD
STAIR #7
N

RETAIL LEVEL #1

8000 SUNSET BOULEVARD

EXHIBIT “M”

GUARANTOR CONSENT AND REAFFIRMATION

GUARANTOR CONSENT AND REAFFIRMATION

          Think New Ideas, Inc., a Delaware corporation (“Guarantor”), as guarantor under that certain Guaranty dated December 1, 1996 (the “Guaranty”), executed by Guarantor with respect to that certain Shopping Center Lease dated December 1, 1996, entered into by and between Scott Mednick & Associates, Inc., a California corporation (“Tenant”), as tenant, and 8000 Sunset, Ltd., a California limited partnership (“Landlord”), as landlord, for the benefit of Landlord, hereby consents to each and all of the terms and conditions of that certain First Amendment to Shopping Center Lease (the “First Amendment”) dated August 14, 1997, a copy of which is attached hereto and made a part hereof, and Guarantor hereby (a) consents to each and all of the terms and provisions of the First Amendment, (b) expressly acknowledges and agrees that the Guaranty shall be a guaranty of the Lease as amended by the First Amendment, (c) agrees that its obligations under the Guaranty with respect to the Lease, as so amended, shall continue in full force and effect, and (d) reaffirms each and all of its obligations under the Guaranty.

Dated as of August 14, 1997.

“GUARANTOR” THINK NEW IDEAS, INC., a Delaware corporation By: Name: Its:

EXHIBIT “N”

ITEMS TO BE REMOVED BY LANDLORD

ITEMS TO BE REMOVED BY LANDLORD

•	All 2’ x 4’ fluorescent light fixtures.
•	All casework / millwork, including associated plumbing fixtures.
•	Two (2) interior door and associated hardware to Conference Room and Storage Room; the existing door frames are to remain.
•	Panasonic telephone equipment dedicated to the suite.

POTENTIAL ITEMS TO BE REMOVED BY LANDLORD
(If Think New Ideas, Inc. does not need these items by the
close of business on September 15, 1997)

•	Electrical switchgear / panels dedicated to the suite.
•	One (1) three ton 208V heat pump and associated ductwork.

GUARANTOR CONSENT AND REAFFIRMATION

          Think New Ideas, Inc., a Delaware corporation (“Guarantor”), as guarantor under that certain Guaranty dated December 1, 1996 (the “Guaranty”), executed by Guarantor with respect to that certain Shopping Center Lease dated December 1, 1996, entered into by and between Scott Mednick & Associates, Inc., a California corporation (“Tenant”), as tenant, and 8000 Sunset, Ltd., a California limited partnership (“Landlord”), as landlord, for the benefit of Landlord, hereby consents to each and all of the terms and conditions of that certain First Amendment to Shopping Center Lease (the “First Amendment”) dated August 14, 1997, a copy of which is attached hereto and made a part hereof, and Guarantor hereby (a) consents to each and all of the terms and provisions of the First Amendment, (b) expressly acknowledges and agrees that the Guaranty shall be a guaranty of the Lease amended by the First Amendment, (c) agrees that its obligations under the Guaranty with respect to the Lease, as so amended, shall continue in full force and effect, and (d) reaffirms each and all of its obligations under the Guaranty.

Dated as of August 14, 1997.

“GUARANTOR” THINK NEW IDEAS, INC., a Delaware corporation By: Name: Its: